Exhibit 99.1
Tilly's, Inc. Announces First Quarter Operating Results
Introduces Fiscal 2022 Second Quarter Outlook

Irvine, CA – June 2, 2022 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the first quarter of fiscal 2022 ended April 30, 2022.
"Our first quarter operating results were in line with our outlook and were an improvement compared to our pre-pandemic performance in the first quarter of fiscal 2019," commented Ed Thomas, President and Chief Executive Officer. "We continue to focus on growing and improving our business over time, despite the near term challenges of the highly inflationary environment and lapping last year’s record-breaking results, which were fueled by unprecedented pandemic-related factors."
Fiscal 2022 First Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the first quarter of fiscal 2022 ended April 30, 2022 versus the first quarter of fiscal 2021 ended May 1, 2021. For additional context, the Company is also reporting select operating results for the first quarter of fiscal 2022 relative to the same period of fiscal 2019 due to the unique operating environment resulting from the COVID-19 pandemic and the impact of government stimulus payments during fiscal 2021.
•Total net sales were $145.8 million, a decrease of $(17.4) million or (10.7)%, compared to a Company first quarter record of $163.2 million last year. Total comparable net sales, including both physical stores and e-commerce, decreased by (13.0)%. Last year's results benefited from the impacts of pent-up customer demand following the winding down of 2020 pandemic restrictions and the pandemic-related federal stimulus payments.
◦Net sales from physical stores were $117.5 million, a decrease of $(10.2) million or (8.0)%, compared to $127.7 million last year with a comparable store net sales decrease of (10.8)%. Net sales from stores represented 80.6% of total net sales compared to 78.3% of total net sales last year. The Company ended the first quarter with 241 total stores compared to 238 total stores at the end of the first quarter last year.
◦Net sales from e-commerce were $28.3 million, a decrease of $(7.2) million or (20.3)%, compared to $35.5 million last year. E-commerce net sales represented 19.4% of total net sales compared to 21.7% of total net sales last year.
◦Relative to the pre-pandemic first quarter of fiscal 2019, total net sales increased by $15.5 million, or 11.9%, from $130.3 million during that period. Total comparable net sales increased by 5.8% with a slight decline from physical stores of (0.7)% and an increase from e-commerce of 42.3%, reflecting the general shift in consumer behavior towards online shopping over the past three years.
•Gross profit was $43.8 million, or 30.1% of net sales, compared to $54.8 million, or 33.6% of net sales, last year. Buying, distribution and occupancy costs deleveraged by 190 basis points collectively, despite decreasing by $(1.0) million in total due to carrying these costs against a lower level of net sales this year compared to last year. Product margins declined by 160 basis points versus last year primarily due to a more normalized markdown rate compared to last year's elevated level of full-price selling. Relative to the pre-pandemic first quarter of fiscal 2019, gross margin was 270 basis points better than in 2019 with lower occupancy costs and 10 basis points of improvement in product margins.
•Selling, general and administrative ("SG&A") expenses were $42.7 million, or 29.3% of net sales, compared to $40.0 million, or 24.5% of net sales, last year. Of the $2.7 million increase in SG&A expenses, $2.0 million was due to higher store payroll and related benefit costs, primarily from wage inflation. The Company's average rate per store payroll hour increased by 6.5% over last year's first quarter. Additionally, $1.6 million was attributable to a credit from the reversal of a disputed California sales tax assessment in last year's first quarter. Partially offsetting these increases was a reduction in corporate bonus expense of $1.6 million due to the lack of a bonus accrual in fiscal 2022. Relative to the pre-pandemic first quarter of fiscal 2019, SG&A was $7.2 million higher, primarily due to wage inflation, e-commerce marketing and fulfillment costs associated with online net sales growth, and increased insurance premiums.
•Operating income was $1.1 million, or 0.8% of net sales, compared to $14.9 million, or 9.1% of net sales, last year. Operating income was $146,000, or 0.1% of net sales, in the pre-pandemic first quarter of fiscal 2019.
•Income tax expense was $0.3 million, or 26.9% of pre-tax income, compared to $3.8 million, or 25.7% of pre-tax income, last year.
•Net income was $0.8 million, or $0.03 per diluted share, compared to a Company first quarter record of $11.0 million, or $0.36 per diluted share, last year. Weighted average diluted shares were 31.0 million this year compared to 30.5 million last year. Net income was $0.7 million, or $0.02 per diluted share, in the pre-pandemic first quarter of fiscal 2019.
Balance Sheet and Liquidity
As of April 30, 2022, the Company had $111.0 million of cash and marketable securities and no debt outstanding. This compares to $157.6 million at the end of the first quarter last year, and no debt outstanding. Since the end of last year's first quarter, the Company has paid aggregate special cash dividends to stockholders of $61.6 million. During the first quarter of fiscal 2022, the Company repurchased 892,033 shares of its common stock for a total of $8.2 million pursuant to its previously announced stock repurchase program.
The Company ended the first quarter with inventories per square foot up 12.7% relative to the end of the first quarter of fiscal 2021, due in part to continuing supply chain challenges and ending last year's first quarter with inventories below the prior year due to the unanticipated net sales growth last year. The Company expects its inventory levels to be more consistent with its sales performance by the end of the third quarter.
Total capital expenditures for the first quarter were $2.6 million compared to $5.5 million last year, the decrease being primarily due to earlier store openings last year. For fiscal 2022 as a whole, the Company expects its total capital expenditures to be in the range of $23 million to $25 million.
Fiscal 2022 Second Quarter Outlook
As customers continue to suffer from high inflation and energy costs, the Company's fiscal 2022 second quarter total comparable net sales through May 30, 2022, including both physical stores and e-commerce, decreased by 17.0% relative to the comparable period of 2021. Based on current and historical trends, the Company currently estimates that its fiscal 2022 second quarter net sales will be in the range of $170 million to $175 million with product margins approximately 200-250 basis points below last year due to the historically high level of full-price selling during fiscal 2021. The Company expects the combination of buying, distribution and occupancy costs to deleverage by approximately 270-320 basis points relative to last year primarily due to carrying these costs against a lower level of total net sales. The Company expects its SG&A to be approximately $47 million to $48 million, its operating income to be in the range of approximately $6.0 million to $8.5 million, and earnings per diluted share to be in the range of $0.14 to $0.20 with weighted average diluted shares of approximately 30.2 million for the second quarter of fiscal 2022. This compares to a Company second quarter record for net sales of $202 million and earnings per diluted share of $0.66 for the second quarter of fiscal 2021, which doubled the previous Company record for second quarter earnings per share. The Company expects to have 242 total stores open at the end of the second quarter, a net decrease of two stores from 244 total stores at the end of fiscal 2021's second quarter.
The current business environment remains subject to many unpredictable risks and uncertainties including with respect to, among others, the COVID-19 pandemic, the current inflationary environment, continuing supply chain difficulties, labor challenges, geopolitical concerns, and how consumer behavior may change relative to any of these factors as well as last year's historic anomalies of pent-up demand coming out of pandemic-related restrictions and federal stimulus payments. As a result, the Company's estimates concerning its projected business performance may change at any time and there can be no guarantee that the Company's current estimates will be accurate.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, June 2, 2022, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until June 9, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13729765.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 240 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, our current operating expectations in light of historical results, expectations regarding customer traffic, our supply chain, and inflation, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (including any surges in the number of cases related thereto, or other weather, epidemics, pandemics, or other public health issues), supply chain difficulties, and inflation on our business and operations, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, realize anticipated, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	April 30, 2022	January 29, 2022	May 1, 2021
ASSETS
Current assets:
Cash and cash equivalents	$59,954	$42,201	$81,015
Marketable securities	50,997	97,027	76,633
Receivables	8,209	6,705	9,701
Merchandise inventories	74,112	65,645	65,341
Prepaid expenses and other current assets	14,769	16,400	4,591
Total current assets	208,041	227,978	237,281
Operating lease assets	218,163	216,508	222,209
Property and equipment, net	46,606	47,530	54,139
Deferred tax assets	11,594	11,446	11,664
Other assets	1,253	1,361	1,231
TOTAL ASSETS	$485,657	$504,823	$526,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,193	$28,144	$35,860
Accrued expenses	16,741	19,073	29,110
Deferred revenue	15,150	17,096	12,913
Accrued compensation and benefits	8,707	17,056	14,489
Current portion of operating lease liabilities	51,237	51,504	51,231
Current portion of operating lease liabilities, related party	2,483	2,533	2,402
Other liabilities	674	761	763
Total current liabilities	122,185	136,167	146,768
Long-term liabilities:
Noncurrent portion of operating lease liabilities	174,301	171,965	192,345
Noncurrent portion of operating lease liabilities, related party	20,364	21,000	11,282
Other liabilities	872	978	1,528
Total long-term liabilities	195,537	193,943	205,155
Total liabilities	317,722	330,110	351,923
Stockholders’ equity:
Common stock (Class A)	23	24	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	167,512	166,929	158,454
Retained earnings	391	7,754	16,094
Accumulated other comprehensive income/(loss)	2	(1)	23
Total stockholders’ equity	167,935	174,713	174,601
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$485,657	$504,823	$526,524

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Net sales	$145,775	$163,157

Cost of goods sold (includes buying, distribution, and occupancy costs)	101,100	107,617
Rent expense, related party	860	701
Total cost of goods sold (includes buying, distribution, and occupancy costs)	101,960	108,318
Gross profit	43,815	54,839

Selling, general and administrative expenses	42,574	39,837
Rent expense, related party	133	128
Total selling, general and administrative expenses	42,707	39,965

Operating income	1,108	14,874
Other income (expense), net	4	(115)
Income before income taxes	1,112	14,759
Income tax expense	299	3,800
Net income	$813	$10,959
Basic earnings per share of Class A and Class B common stock	$0.03	$0.37
Diluted earnings per share of Class A and Class B common stock	$0.03	$0.36
Weighted average basic shares outstanding	30,762	29,878
Weighted average diluted shares outstanding	31,046	30,529

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirteen Weeks Ended
	April 30, 2021	May 1, 2021
Cash flows from operating activities
Net income	$813	$10,959
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,508	4,324
Insurance proceeds from casualty loss	—	117
Stock-based compensation expense	563	366
Impairment of assets	13	—
Loss on disposal of assets	43	62
Gain on sales and maturities of marketable securities	(26)	(29)
Deferred income taxes	(150)	285
Changes in operating assets and liabilities:
Receivables	(356)	250
Merchandise inventories	(8,467)	(9,760)
Prepaid expenses and other assets	1,667	1,615
Accounts payable	(955)	10,617
Accrued expenses	(2,357)	(1,745)
Accrued compensation and benefits	(8,349)	4,590
Operating lease liabilities	(1,361)	(2,103)
Deferred revenue	(1,946)	(579)
Other liabilities	(193)	308
Net cash (used in) provided by operating activities	(17,553)	19,277

Cash flows from investing activities
Purchases of property and equipment	(2,598)	(5,492)
Proceeds from sale of property and equipment	—	10
Insurance proceeds from casualty loss	—	29
Purchases of marketable securities	(4,967)	(36,644)
Proceeds from maturities of marketable securities	51,028	25,000
Net cash provided by (used in) investing activities	43,463	(17,097)

Cash flows from financing activities
Proceeds from exercise of stock options	20	2,651
Share repurchases related to share repurchase program	(8,177)	—
Net cash (used in) provided by financing activities	(8,157)	2,651

Increase in cash and cash equivalents	17,753	4,831
Cash and cash equivalents, beginning of period	42,201	76,184
Cash and cash equivalents, end of period	$59,954	$81,015

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2021 Q1	238	2	2	238	1,753
2021 Q2	238	6	—	244	1,788
2021 Q3	244	—	1	243	1,781
2021 Q4	243	1	3	241	1,764
2022 Q1	241	—	—	241	1,764

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com